Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

CarParts.com, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, to be issued under the CarParts.com, Inc. 2016 Equity Incentive Plan	Other	1,500,000(2)	$2.973)	$4,455,000(3)	0.00014760	$658
Total Offering Amounts					$4,455,000		$658
Total Fee Offsets							$0
Net Fee Due							$658

(1)
Pursuant to Rule 416(a), this Registration Statement covers, in addition to the number of shares of CarParts.com, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any shares of Common Stock that become issuable under the CarParts.com, Inc. 2016 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision, on January 1 of each calendar year commencing in 2017 and ending on (and including) January 1, 2026, the number of shares authorized for issuance under the Plan is automatically increased by 1,500,000 shares; provided, that the Board of Directors of the Registrant may act prior to January 1st of a given year to provide that there will be no January 1st increase for such year or that the increase for such year will be a lesser number of shares of Common Stock than would otherwise occur.

(3)
Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on January 24, 2024, as quoted on the Nasdaq Global Select Market.